Separation and Release Agreement

This Separation and Release Agreement (“Agreement”) is entered into as of December 10, 2008 by and between Kendall L. Spencer (“Executive”), Carolina First Bank (the “Company”) and The South Financial Group, Inc. (“TSFG”). The Company is a wholly-owned subsidiary of TSFG. Where the context permits, (i) “TSFG” includes TSFG and its affiliated subsidiary entities, including the Company, and (ii) “Company” includes the Company and its affiliated corporate entities, including TSFG.

Recitals

On February 25, 2008, Executive and the Company entered into a Noncompetition, Severance and Employment Agreement (the “Employment Agreement”). The parties are mutually agreeing to terminate Executive’s employment relationship, all upon the terms set forth herein.

Agreement

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1.               Termination of Employment. The parties agree that Executive’s last day of employment will be February 15, 2009 (the “Severance Date”). From the date hereof through the Severance Date, Executive will perform such duties as are assigned to him by the Chief Executive Officer of TSFG, which duties shall be reasonably consistent with those of an executive vice president of the Company.

2.	Severance Payments and Other Compensatory Matters.

(a)             As soon as practicable following the date that is six months after the Severance Date, Executive shall be paid $437,792, payable in a lump sum, less applicable statutory deductions.

(b)            Any unvested stock options shall cease to vest as of the Severance Date. Executive shall have until the earlier of one year from the Severance Date or the expiration of a stock option’s ten year term to exercise any vested options. All unvested shares of service-based restricted stock or restricted stock units issued by the Company to Executive (including those issued in connection with the 2008 – 2010 program of the Company’s Long Term Incentive Plan), a total of 12,604 shares, will be vested as of the Severance Date. All other equity grants which are unvested as of the Severance Date shall be forfeited.

(c)           No bonuses will be paid to Executive under the Company’s long term or short term compensation plans for service in 2008 or 2009.

(d)          The Supplemental Executive Retirement Plan between Executive and the Company (the “SERP”) will be deemed to be amended to provide that Executive’s “Early Termination Benefit” on the Severance Date will be 33% of his “Benefit Basis” (as both terms are defined in the SERP).

(e)            The Company will make available to Executive transition relief under Section 409A with respect to the SERP, Executive’s deferred compensation account in the Company’s Deferred Compensation Plan and other compensation payable hereunder (with the idea that Executive may elect to have certain amounts paid at an earlier date than currently elected).

(f)            All matters not specifically addressed herein which are governed by Company or TSFG compensation, healthcare, welfare benefit, or other plans shall be governed by the terms of such plans. Coverage under all such plans, unless specifically provided herein or therein, shall otherwise terminate as of the Severance Date.

3.	Employment and the Employment Agreement.

(a)            As of the Severance Date, Executive’s service as an officer, employee or otherwise to the Company shall terminate. The parties agree that the Employment Agreement shall be of no further force and effect, except that (a) Sections 8, 9, 12 and 13 (and any other provisions necessary to construe such Sections of the Employment Agreement) shall continue in full force and effect in accordance with their terms, except as expressly amended herein.

(b)           Section 8 of the Employment Agreement shall survive the termination of Executive’s employment with the Company for the applicable statute of limitations.

(c)            Section 9 of the Employment Agreement is amended and restated to read as follows (and shall survive the termination of employment):

9.1           During the term hereof and for the period from Executive’s of termination of employment through May 15, 2010 (the “Non-Piracy Period”), Executive shall not directly or indirectly, either as an independent contractor, employee, consultant, agent, partner, joint venturer or otherwise through another person or entity, including but not limited to a competitor, (i) solicit, attempt to solicit, service, or attempt to service any Customer with respect to banking, financial services or similar matters, or (ii) solicit, induce or employ (or aid any person or entity in doing so) any employee of Company or in any way interfere with the relationship between Company and any employee thereof. A “Customer” shall mean any person or entity to whom the Company was rendering services at the time of termination of Employee’s employment with the Company or the six month period prior thereto.

9.2           If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law and that such revised restrictions may be enforced against Executive.

9.3           In the event of the breach or a threatened breach by Executive of any of the provisions of Section 9.1, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

9.4           The Non-Piracy Period shall be extended commensurately for any period of time during which the covenants set forth in this Section 9 are contested. Executive agrees that the restrictions contained in this Section 9 are reasonable.

4.	Non-disparagement; Cooperation.

(a)           Executive will refrain from taking any action or making any statements, written or oral, which are intended to or which disparage the business, goodwill, or reputation of the Company or any its affiliated corporations or their respective directors, officers, executives, or other employees (except to the extent required by applicable law, including under applicable securities laws). The Company shall use its reasonable best efforts to ensure that no member of the Board and none of the Company’s senior executive officers (so long as such officer serves as such) take any action or make any statements, written or oral, which are intended to or which disparage the business, goodwill, or reputation of Executive (except to the extent required by applicable law, including under applicable securities laws).

(b)           Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) or other legal matter which relates to events occurring during Executive’s employment with the Company or TSFG. The Company agrees to pay reasonable expenses incurred by Executive in fulfilling is obligations under this Section 3(b) of the Agreement, including, but not limited to, reasonable travel and accommodation expenses.

  5.                General Release. In exchange for the payments and covenants set forth herein, Executive agrees as follows (this “General Release”):

  (a)             On behalf of Executive, his agents, assignees, attorneys, heirs, executors, and administrators, Executive hereby releases TSFG and its predecessors, successors and assigns, its and their current and former parents, affiliates, subsidiaries, divisions, and joint ventures (individually and collectively, for purposes of this paragraph, “TSFG”); and all of their current and former officers, directors, employees, and agents, in their capacity as TSFG representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including, but not limited to, those arising out of his employment with the Company (individually and collectively, “Claims”) that Executive may have by reason of any matter, cause, act, or omission. This release applies to Claims that Executive knows about and those Executive may not know about occurring at any time on or before the date of execution of this General Release.

(b)             This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, and the Sarbanes-Oxley Act of 2002, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. Executive specifically understands that Executive is releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, and other legally protected categories. This General Release includes a release of any claims based on the treatment of any payments hereunder under Section 409A of the Internal Revenue Code (the “Code”), including specifically any penalties thereunder.

(c)             This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims, including, without limitation, Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program, and separation pay under any TSFG severance plan.

(d)            Notwithstanding the foregoing, the parties agreement that this Agreement shall not constitute a waiver of prospective or retrospective rights under the Family and Medical Leave Act (“FMLA”) to the extent not permitted by applicable law; provided however, that Executive admits that he has received from the Company all rights and benefits, if any, potentially due to him pursuant to the FMLA. It is the parties’ intent to release all claims, which can legally be released up through the Effective Date, but no more than that.

(e)            Subject to the third sentence of this subparagraph (e), Executive specifically agrees not to attempt to institute any proceedings or pursue any action pursuant to any laws (state, local, or federal) with any agency or in any jurisdiction (state, local, or federal) based on his employment with or termination from the Company, except as required or protected by law. Executive agrees that he will not, in any way, encourage or assist any person or entity (including, but not limited to, any past, present or future employee(s) of the Company to take or participate in any legal or administrative action against the Company, except as otherwise required or protected by law. Executive understands that nothing in the Agreement shall be interpreted or applied in a manner that affects or limits his otherwise lawful ability to bring an administrative charge with the Equal Employment Opportunity Commission or other appropriate state or local comparable administrative agency; however, Executive agrees that he has released the Company from all liability arising from the laws, statutes, and common law listed here (except for the right to challenge the validity of this General Release as set forth below with respect to the ADEA) and, as such, is not and will not be entitled to any monetary or other comparable relief on his own behalf. Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s ability to challenge (with a lawsuit or administrative charge) the validity of his release of the Company in this Agreement for age claims under the ADEA (which release is provided for in this Agreement). Other than a challenge to the validity of the release of ADEA claims under this Agreement, Executive has released the Company from all liability with respect to the laws, statutes, and common law listed here, including the ADEA.

(f)             In addition, Executive waives his right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy. Executive acknowledges that this General Release is intended to include, without limitation, all Claims known or unknown that Executive has or may have against the Company and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, Executive expressly reserves and does not release pursuant to this General Release (and the definition of “Claims” will not include) (i) his rights with respect to the enforcement of this Agreement, including the right to receive the payments, benefits and indemnifications specified in this Agreement; (ii) his rights to any vested benefits (including reimbursement of expenses) under any Company employee benefit plans and programs; (iii) any claim arising after the Effective Date of this General Release; and (iv) any rights with respect to any checking, savings, investment and similar accounts with the Company’s banking affiliates.

(g)            Executive acknowledges that Executive has had at least twenty-one (21) calendar days from the date of delivery of this Agreement to consider the terms of this Agreement and this General Release, that he has been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that Executive fully understands all of the terms and conditions of this General Release, that Executive understands that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and Executive is entering into this General Release knowingly, voluntarily, and of his own free will. Executive further understands that his failure to sign this General Release and return such signed General Release to the Company on the 22nd day after the Effective Date will render him ineligible for the payments and benefits described herein.

(h)            Executive understands that once Executive signs and returns the Agreement, Executive has seven (7) calendar days to revoke it. Executive may do so by delivering to TSFG written notice of revocation within the seven (7)-day revocation period (the “Revocation Period”). This Agreement and the General Release included herein will become effective on the 8th day after Executive signs and returns it to TSFG (“Effective Date”), provided that Executive has not revoked it during the Revocation Period. EXECUTIVE IS HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND THE GENERAL RELEASE INCLUDED HEREIN. EXECUTIVE AFFIRMS THAT EXECUTIVE HAS READ THIS AGREEMENT AND THE GENERAL RELEASE AND UNDERSTANDS ALL OF ITS TERMS.

6.           Miscellaneous.

(a)          Successors. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, or assigns.

(b)           Entire Agreement. Any document produced in the course of negotiating the terms of this Agreement shall not be deemed to constitute a part of this Agreement and shall not be used to interpret the terms of this Agreement or the intent of the parties hereto. Neither party is relying upon any representation, understanding, undertaking, or agreement not set forth in this Agreement, and each party expressly disclaims any reliance on any such representation, understanding, undertaking, or agreement. In the event there is a conflict between any provision of this Agreement and any provision of any equity plan, benefit plan, or other agreement, plan, policy or program of the Company or TSFG, the provisions of this Agreement shall control.

(c)           Amendment; Waiver. This Agreement may not be amended, except by mutual written agreement of Executive and the Company and TSFG. No waiver by any party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any waiver to be effective must be in writing and signed by the party against whom it is being enforced.

(d)          Tax Matters. The payment of any amount pursuant to this Agreement shall be subject to all applicable withholding and payroll taxes and other applicable deductions. Notwithstanding any provision to the contrary in this Agreement or in any of TSFG equity plans (each, a “Plan”), any payment otherwise required to be made to Executive under any TSFG plan on account of Executive’s “separation from service,” within the meaning of the Section 409A Rules (as defined below), to the extent such payment (after taking into account all exclusions applicable to such payment under the Section 409A Rules) is properly treated as deferred compensation subject to the Section 409A Rules, shall not be made until the first business day after (i) the expiration of six (6) months from the date of Executive’s separation from service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to Executive or, if Executive has died, Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence. In the case of each Plan under which Executive is entitled to receive amounts treated as deferred compensation subject to the Section 409A Rules and which provides for payment of such amounts in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(iii), (A) Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(iii), and (B) to the extent such Plan does not already so provide, it is hereby amended to so provide, with respect to amounts payable to Executive thereunder. For purposes of this subparagraph, the “Section 409A Rules” shall mean Section 409A of the Code, the regulations issued thereunder, and all notices, rulings, and other guidance issued by the

Internal Revenue Service interpreting same. Notwithstanding the foregoing, Executive shall be solely responsible, and the Company and TSFG shall have no liability, for any taxes, acceleration of taxes, interest, or penalties arising under the Section 409A Rules.

(e)           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)           Construction. Executive and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Executive and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either of them by virtue of the authorship of any of the provisions of this Agreement.

(g)           Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same, instrument.

(h)           Representations of Executive. Executive represents and warrants to the Company that Executive has read carefully and fully understands the terms of this Agreement, and that Executive has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this Agreement. Executive acknowledges that the consideration received hereunder is greater than amounts he would otherwise have been entitled to under the terms of the Agreement. Executive acknowledges and agrees that Executive is executing this Agreement willingly, voluntarily and knowingly, of Executive’s own free will, in exchange for the payments and benefits described herein, and that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of this Agreement, other than those set forth herein. Executive will not receive any payments or benefits under this Agreement until the Revocation Period has passed, and then, only if Executive has not revoked this Agreement. Executive acknowledges that this Agreement was delivered to him on December 10, 2008.

End of Page – Signature Page Follows

Executed as of December 10, 2008.

CAROLINA FIRST BANK:	EXECUTIVE:

By: /s/ Mary A. Jeffrey	/s/ Kendall Spencer
Its: Executive Vice President

THE SOUTH FINANCIAL GROUP, INC.

By: /s/ Mary A. Jeffrey
Its: Executive Vice President